Exhibit 99.1
F O R    I M M E D I A T E    R E L E A S E
December 20, 2006
HEALTH CARE REIT, INC. ANNOUNCES
COMPLETION OF MERGER WITH
WINDROSE MEDICAL PROPERTIES TRUST
Toledo, Ohio, December 20, 2006...Health Care REIT, Inc. (NYSE:HCN) today announced that the company has closed its previously announced merger with Windrose Medical Properties Trust (NYSE:WRS).
Under the terms of the merger agreement, each outstanding common share of beneficial interest of Windrose was exchanged for 0.4509 shares of Health Care REIT common stock. Holders of Windrose’s 7.5% Series A Cumulative Convertible Preferred Shares received an equivalent number of shares of Health Care REIT’s 7.5% Series G Cumulative Convertible Preferred Stock. In addition, Health Care REIT assumed, repaid or defeased approximately $470 million of Windrose’s outstanding debt.
With the merger Health Care REIT has a broadly diversified portfolio of investments throughout the health care delivery system comprising more than 550 properties in 37 states. Health Care REIT now has gross real estate assets of approximately $4 billion and an enterprise value of approximately $5 billion. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When Health Care REIT uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect our current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. Health Care REIT assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
CONTACT:
Health Care REIT, Inc.
Scott Estes, (419) 247-2800
Mike Crabtree, (419) 247-2800
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